Exhibit 99.1

Leadis Technology Announces Approval of Plan of Dissolution and Submits Voluntary Delisting Notice of its Common Stock to NASDAQ

SUNNYVALE, Calif. (October 23, 2009) Leadis Technology, Inc. (Nasdaq: LDIS), today announced that the Company’s stockholders approved the Plan of Dissolution of the Company (the “Plan”) at a special meeting of the Company’s stockholders held today. In addition, in accordance with the Plan, the Company intends to file a Certificate of Dissolution with the Secretary of State of the State of Delaware and close its stock transfer books, each effective as of the close of business on October 27, 2009. At that time, the Company’s common stock, and stock certificates evidencing shares of common stock, will no longer be assignable or transferable on the Company’s books. If the Certificate of Dissolution is filed and becomes effective on October 27, 2009, as currently anticipated, then only those stockholders of record as of the close of business on October 27, 2009 will be entitled to receive liquidating distributions of available assets.

The Company further announced that it has submitted notice of its intent to voluntarily delist its common stock from The NASDAQ Global Market (“NASDAQ”). The notice to NASDAQ submitted by the Company requested that trading in the Company’s common stock be suspended by NASDAQ effective as of the open of business on October 28, 2009, with the official delisting of the Company’s common stock to be effective ten days thereafter, on November 6, 2009. In connection with the notice, the Company intends to file with the Securities and Exchange Commission (the “SEC”) a notification of removal from listing on SEC Form 25 on October 28, 2009.

About Leadis Technology, Inc.

Leadis Technology, Inc. is headquartered in Sunnyvale, California. For more information about Leadis, please visit www.leadis.com.

CAUTIONARY STATEMENT ABOUT FORWARD LOOKING STATEMENTS

This release contains information about Leadis Technology’s future expectations, potential liquidating distributions, liquidation obligations, expenses and plans that constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those anticipated. When used in this press release, the words “intends”, “will”, “expects” and other similar expressions are intended to identify such forward looking statements. Such risks and uncertainties include, but are not limited to, the following: the precise nature, amount and timing of any distributions to stockholders will depend on and could be delayed by, among other things, sales of our assets, claim settlements with creditors, unexpected or greater than expected expenses; our board of directors could elect to abandon or delay implementation of the Plan of Dissolution; our stockholders could be liable to our creditors in the event we fail to create an adequate contingency reserve to satisfy claims against us; we could incur costs to terminate, retain or replace personnel and consultants; our stockholders will not be able to publicly trade our stock after we close our stock transfer books on the date we file a certificate of dissolution with the Delaware Secretary of State; and we will continue to incur the expenses of complying with public company reporting requirements. Further information on potential risk factors that could affect Leadis Technology, its business and its financial results are set forth in Leadis Technology’s reports filed with the Securities and Exchange Commission, including the proxy statement mailed to stockholders in connection with the October 23, 2009 special meeting of stockholders. Leadis disclaims any obligation to update these forward-looking statements. (LDISG).